Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Donald W. Reilly 401-608-8977 dreilly@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports First Quarter 2018 Results

MIDDLETOWN, RI, May 4, 2018 — KVH Industries, Inc., (Nasdaq: KVHI) reported financial results for the quarter ended March 31, 2018 today. The company will hold a conference call to discuss these results at 10:30 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
First Quarter 2018 Highlights

•	Record total unit shipments of VSAT products, increasing 62% compared to the first quarter of 2017 and 50% compared to the fourth quarter of 2017.

•
AgilePlans, our new Connectivity as a Service Program for the commercial maritime sector, increased to 67% of total commercial maritime VSAT shipments, and 51% of the total VSAT shipments for the quarter.

•	Our fiber optic gyro (FOG) product sales were 25% higher compared to the first quarter of 2017, the fifth consecutive quarter of double-digit growth across a range of applications.

•	Our mini-VSAT Broadband airtime revenue grew $0.6 million or 4%, compared to the first quarter of 2017, driven by a 6% increase in subscribers, partially as a result of the introduction of AgilePlans.

•
Total revenue declined slightly in the first quarter of 2018 to $40.1 million from $40.2 million in the first quarter of 2017, driven in part by the continuing shift in our business model from hardware sales to a recurring revenue model, as well as the new revenue recognition standard. The application of the new revenue recognition standard, Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, reduced our total revenue in the first quarter of 2018 by $0.4 million, or 1%, from the revenue we would have recognized under the prior standard.

•	Net loss in the first quarter of 2018 was $3.9 million, or $0.23 per share, compared to a net loss of $4.9 million, or $0.30 per share in the first quarter of 2017.

•	Non-GAAP net loss in the first quarter of 2018 was $1.0 million, or $0.06 per share, compared to $1.3 million, or $0.08 per share in the first quarter of 2017.

•	Non-GAAP adjusted EBITDA in the first quarter of 2018 was $0.9 million, compared to a loss of $0.7 million in the first quarter of 2017.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s chief executive officer, said “2017 was an investment year for KVH as we set in motion a number of strategic initiatives that we believed had the potential to increase our long-term growth across all of our markets. Our first quarter results illustrate that these investments are enabling us to make the transformation to growth in 2018. The AgilePlans Connectivity as a Service Program that we launched a year ago helped drive record quarterly mini-VSAT Broadband product shipments, and this positive momentum has carried into our second quarter. Our airtime revenue grew again in the first quarter as the AgilePlans program, together with our new global HTS network, helped to increase our subscriber base by more than 6%. In our inertial navigation segment, our FOG business continued to grow significantly, with a better than 25% year-over-year increase in the first quarter. At the same time, our development of a photonic chip-based FOG remains on track, and we expect to have a working prototype available for testing by key driverless vehicle developers by the end of this year.”

The company operates in two segments, mobile connectivity and inertial navigation. Net sales for the mobile connectivity segment decreased $1.5 million, or 4%, as compared to the first quarter of 2017 due to lower mini-VSAT Broadband product sales as a result of the implementation of the new ASC 606 revenue recognition standard as well as the impact of the AgilePlans subscription service. Partially offsetting this decrease was an increase in our mini-VSAT Broadband airtime revenue. Net sales for our inertial navigation segment increased $1.4 million, or 24%, compared to the first quarter of 2017, due to an increase in FOG sales and contracted engineering services.

Financial Highlights (in millions, except per share data)

	Quarter Ended March 31,
	2018	2017
GAAP Results
Revenue	$40.1	$40.2
Net loss	$(3.9)	$(4.9)
Net loss per diluted share	$(0.23)	$(0.30)

Non-GAAP Results
Net loss	$(1.0)	$(1.3)
Net loss per diluted share	$(0.06)	$(0.08)
Adjusted EBITDA	$0.9	$(0.7)
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
First Quarter Financial Summary
Revenue was $40.1 million for the first quarter of 2018, a decrease of less than 1% compared to $40.2 million in the first quarter of 2017.
First quarter product revenues of $14.0 million were 6% lower than the prior year quarter due to a $1.9 million decrease in mobile connectivity product sales, which was partially offset by a $1.1 million increase in inertial navigation product sales. Mobile connectivity product sales decreased primarily due to a $1.6 million decrease in marine product sales and a $0.3 million decrease in land product sales. The decrease in marine product sales was due to the impact of the AgilePlans subscription service and the adoption of ASC 606, the latter of which reduced mini-VSAT Broadband product sales by $0.4 million. Inertial navigation product sales increased primarily due to an increase in FOG product sales.
Service revenues for the first quarter of 2018 were $26.1 million, an increase of 3% compared to the first quarter of 2017, due to a $0.4 million increase in mobile connectivity service sales and a $0.4 million increase in inertial navigation service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased by 4% in the first quarter of 2018 compared to the first quarter of 2017 primarily due to a 6% increase in subscribers. Content and training revenues, which include our entertainment, eLearning, and safety content, decreased by less than 1% in the first quarter of 2018 compared to the first quarter of 2017. Our engineering service revenues increased by 27% as a result of an engineering and services development contract from a major U.S. defense contractor that began in the first quarter and is expected to continue through the second quarter of 2018.

Our operating expenses decreased $0.4 million year-over-year to $20.5 million compared to $20.9 million in the first quarter of 2017. The key drivers were a decrease in professional and consulting fees of $0.6 million, a $0.2 million decrease in unfunded engineering expenses, and a $0.1 million decrease in bad debt expense. This was partially offset by a $0.5 million increase in warranty expense.

Second Quarter 2018 and Full Year 2018 Outlook

Our guidance for the second quarter and full year of 2018 is below. This guidance reflects the new revenue recognition standard, ASC 606, which all U.S. public companies were required to adopt on January 1, 2018. It should be noted that this guidance does not include any revenue from the international pipeline of large inertial navigation orders that we have been anticipating.

(in millions, except per share data)	Second Quarter		Full Year
	From	To	From	To
Revenue	$41.0	$43.0	$166.0	$180.0
GAAP EPS	$(0.13)	$(0.08)	$(0.44)	$(0.21)
Non-GAAP EPS	$0.02	$0.06	$0.12	$0.28
Non-GAAP Adjusted EBITDA	$2.0	$3.0	$12.0	$16.0

ASC 606 requires that certain revenues that had been recognized in prior periods be reversed as of January 1, 2018 and be recognized over time as performance obligations are met, and, likewise, that certain currently generated revenues that would have been recognized under previous accounting guidance instead be deferred and recognized over time as performance obligations are met. We expect the net impact of this change in accounting guidance, which is reflected in the above tables, will be as follows:

(in millions, except per share data)	Second Quarter	Full Year
Revenue	$(1.6)	$(4.0)
GAAP EPS	$(0.03)	$(0.06)
Non-GAAP EPS	$(0.02)	$(0.04)
Non-GAAP Adjusted EBITDA	$(0.4)	$(1.0)

Other Recent Announcements

•
Per a newly released report by Euroconsult, KVH continued its #1 leadership position in the maritime VSAT market based on total number of units fielded, and increased its market share to 31.2% up from 26% in the previous report four years ago.

•	KVH and VectorNav Collaborate to Offer Precision Inertial Navigation System.

Please review the corresponding press releases for more details regarding these developments.

Conference Call Details

KVH Industries will host a conference call today at 10:30 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information, including constant-currency revenue, non-GAAP net loss, non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

•
Non-GAAP net income (loss) and diluted EPS exclude amortization of intangibles, stock-based compensation, employee termination and other non-recurring costs, certain discrete tax charges, and foreign exchange transaction gains and losses.

•
Non-GAAP adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, stock-based compensation, employee termination and other non-recurring costs, and foreign exchange transaction gains and losses.

These non-GAAP financial measures now exclude the effect of foreign exchange transaction losses, which represents a change from calculations presented in prior earnings releases. We decided to exclude foreign exchange transaction losses because we do not believe such gains or losses are indicative of operating performance. Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Future Non-GAAP Adjustments

Future GAAP diluted EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of our non-GAAP diluted EPS guidance as described in this press release.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.
KVH Industries, Inc. (Nasdaq: KVHI), is a global leader in mobile connectivity and inertial navigation systems, innovating to enable a mobile world. The market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plan, our development goals, our anticipated revenue and earnings, the anticipated impact of ASC 606, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the uncertain duration of the adverse impact on our overall revenues of our new AgilePlans, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; increased costs arising from the new HTS network; the impact of recent changes in revenue recognition and lease accounting standards; including potential changes in the interpretation of those standards; the uncertain impact of tax reform and federal budget deficits; unanticipated obstacles in our photonic chip and other product development efforts; delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully implement our new initiatives without unanticipated additional expenses; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-IP and HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-IP and HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; potential increased expenses associated with investments in new technology; exposure for potential intellectual property infringement; potential additional litigation expenses; fluctuations in interest rates; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2018. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc. has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, CommBox, TACNAV, IP-MobileCast, Videotel, mini-VSAT Broadband, NEWSlink, KVH OneCare, and AgilePlans by KVH. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2018	2017
Sales:
Product	$13,992	$14,863
Service	26,109	25,348
Net sales	40,101	40,211
Costs and expenses:
Costs of product sales	8,923	10,539
Costs of service sales	13,816	13,268
Research and development	3,934	3,947
Sales, marketing and support	8,941	8,740
General and administrative	7,667	8,187
Total costs and expenses	43,281	44,681
Loss from operations	(3,180)	(4,470)
Interest income	148	166
Interest expense	409	353
Other expense, net	(274)	(68)
Loss before income tax expense	(3,715)	(4,725)
Income tax expense	178	160
Net loss	$(3,893)	$(4,885)
Net loss per common share:
Basic and diluted	$(0.23)	$(0.30)
Weighted average number of common shares outstanding:
Basic and diluted	16,742	16,261

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Cash, cash equivalents and marketable securities	$41,100	$42,915
Accounts receivable, net	28,550	28,316
Inventories	23,327	22,732
Other current assets and contract assets	7,724	3,816
Total current assets	100,701	97,779
Property and equipment, net	48,145	43,521
Goodwill	34,996	33,872
Intangible assets, net	14,587	15,120
Other non-current assets and contract assets	12,709	5,927
Non-current deferred income taxes	214	20
Total assets	$211,352	$196,239
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$34,916	$33,948
Contract liabilities	11,973	—
Deferred revenue	—	6,919
Current portion of long-term debt	2,484	2,482
Total current liabilities	49,373	43,349
Other long-term liabilities	2,414	19
Long-term contract liabilities	8,301	—
Non-current deferred tax liability	2,729	2,634
Long-term debt, excluding current portion	41,701	44,572
Stockholders’ equity	106,834	105,665
Total liabilities and stockholders’ equity	$211,352	$196,239

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS
(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2018	2017
Net loss - GAAP	$(3,893)	$(4,885)
Amortization of intangibles	1,097	1,068
Stock-based compensation expense	853	960
Employee termination and other non-recurring costs	195	—
Foreign exchange transaction loss (a)	299	115
Tax effect on the foregoing	(486)	(434)
Discrete tax expense, net (b)	953	1,849
Net loss - Non-GAAP	$(982)	$(1,327)

Net loss per common share - Non-GAAP:
Basic and diluted	$(0.06)	$(0.08)

Weighted average number of common shares outstanding:
Basic and diluted	16,742	16,261

(a)We changed our definition of non-GAAP net loss and non-GAAP net loss per common share to exclude the impacts of realized and unrealized foreign exchange transaction gains and losses since such gains and losses are not indicative of operating performance in any particular period. If we had presented non-GAAP net loss and non-GAAP net loss per common share consistent with our prior practice, the non-GAAP net loss and non-GAAP net loss per common share would have been $0.2 million and $0.01 per share, respectively, greater than the amounts reported in the table for the three months ended March 31, 2018 and $0.1 million and $0.01 per share, respectively, greater than the amounts reported in the table for the three months ended March 31, 2017.

(b)Represents a change in the valuation allowance on United States net operating losses, a state research and development tax credit, uncertain tax position adjustments, and penalties.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three Months Ended March 31,
	2018	2017
GAAP net loss	$(3,893)	$(4,885)
Income tax expense	178	160
Interest expense, net	261	187
Depreciation and amortization	3,050	2,761
Non-GAAP EBITDA	(404)	(1,777)
Stock-based compensation expense	853	960
Employee termination and other non-recurring costs	195	—
Foreign exchange transaction loss (a)	299	115
Non-GAAP adjusted EBITDA	$943	$(702)

(a) We changed our definition of non-GAAP adjusted EBITDA to exclude the impacts of realized and unrealized foreign exchange transaction gains and losses since such gains and losses are not indicative of operating performance in any particular period. If we had presented non-GAAP adjusted EBITDA consistent with our prior practice, non-GAAP adjusted EBITDA would have been $0.3 million and $0.1 million lower than the amounts presented in the table for the three months ended March 31, 2018 and 2017, respectively.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
FIRST QUARTER REVENUE AND OPERATING LOSS BY SEGMENT
(in millions except for percentages, unaudited)

Segment Net Sales	Three Months Ended March 31,
	2018	2017
Mobile connectivity sales
Product	$7.9	$9.8
Service	24.8	24.4
Net sales	$32.7	$34.2

Inertial navigation sales
Product	$6.1	$5.0
Service	1.3	0.9
Net sales	$7.4	$5.9

Operating Loss	Three Months Ended March 31,
	2018	2017
Mobile connectivity	$1.1	$0.6
Inertial navigation	0.3	(0.1)
	1.4	0.5
Unallocated	(4.6)	(5.0)
Loss from operations	$(3.2)	$(4.5)

	Three Months Ended March 31,
	2018	2017
	(percentage of total revenue)
Mobile Connectivity Revenue Components
Product sales	20%	25%
mini-VSAT Broadband airtime	41%	40%
Content and training	19%	19%
Inertial Navigation Revenue Components
FOG-based products	13%	11%
Tactical navigation products	2%	2%

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP EPS GUIDANCE
(unaudited)

	Second Quarter Fiscal 2018 (Projected)	Full Year Fiscal 2018 (Projected)
Net loss per common share	$(0.13) - $(0.08)	$(0.44) - $(0.21)

Estimated amortization of intangibles (a)	$0.06	$0.23
Estimated stock-based compensation expense	$0.06	$0.22
Estimated tax effect	$(0.02)	$(0.09)
Discrete tax adjustments (b)	$0.05 - $0.04	$0.20 - $0.13

Non-GAAP net income per common share (c)	$0.02 - $0.06	$0.12 - $0.28

(a)	Includes amortization of intangible assets resulting from acquisitions.

(b)	Represents incremental forecasted valuation allowance that the company expects to record against additional deferred tax assets generated in 2018.

(c)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	Second Quarter Fiscal 2018 (Projected)	Full Year Fiscal 2018 (Projected)
GAAP net loss	$(2.9) - $(1.9)	$(7.5) - $(3.5)

Estimated income tax provision	$0.3	$0.9
Estimated interest expense, net	$0.2	$0.9
Estimated depreciation and amortization (a)	$3.4	$14.0
Estimated stock-based compensation expense	$1.0	$3.7

Non-GAAP adjusted EBITDA(b)	$2.0 - $3.0	$12.0 - $16.0

(a)	Reflects amortization of intangible assets resulting from acquisitions and depreciation of fixed assets.

(b)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.